FUND REORGANIZATION

On July 18, 2003, Value Fund ("Acquiring Fund"), acquired the assets and assumed the liabilities of Classic Value Fund and LargeCap Value Fund (each an "Acquired Fund"), in a tax-free reorganization in exchange for shares of the Acquiring Fund, pursuant to a plan of reorganization approved by the Acquired Fund's shareholders. The number and value of shares issued by the Acquiring Fund are presented in the Schedules of capital stock activity. Net assets and unrealized appreciation/(depreciation) as of the reorganization date were as follows:

                                                                                             ACQUIRED
                                                                                               FUND
                                                                      TOTAL NET ASSETS       UNREALIZED
                          TOTAL NET ASSETS OF  TOTAL NET ASSETS OF   OF ACQUIRING FUND     APPRECIATION/
ACQUIRING    ACQUIRED       ACQUIRED FUND       ACQUIRING FUND       AFTER ACQUISITION    (DEPRECIATION)
  FUND         FUND             (000)                (000)                 (000)               (000)
  ----         ----             -----                -----                 -----               -----
Value      Classic Value      $367,675             $675,324             $1,042,999          $(50,233)

Value      LargeCap Value      109,570              675,324                784,894             7,896
